Exhibit 99.1

For Immediate Release | Global Communications | MetLife, Inc.

MetLife Confirms First Quarter 2026 Series A Preferred Stock Dividend

NEW YORK, March 5, 2026 — MetLife, Inc. (NYSE: MET) today announced that it has confirmed its previously announced declaration of the first quarter 2026 dividend of $0.31501229 per share on the company’s floating rate non-cumulative preferred stock, Series A, with a liquidation preference of $25 per share (NYSE: MET PRA).

The New York Stock Exchange has not yet set an ex-dividend date for the Series A preferred stock. Following this confirmatory announcement, the New York Stock Exchange will set an ex-dividend date for the Series A preferred stock. The dividend will be payable March 16, 2026, to shareholders of record as of Friday, Feb. 27, 2026, due to the record date occurring on Sunday, March 1, 2026.

About MetLife
MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help individual and institutional customers build a more confident future. Founded in 1868, MetLife has operations in more than 40 markets globally and holds leading positions in the United States, Asia, Latin America, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements
The forward-looking statements in this news release, using words such as “will,” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. MetLife’s future results could differ, and it does not undertake any obligation to publicly correct or update any of these statements.

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Contacts:

For Media: Jane Slusark 347-989-5477 Jane.Slusark@metlife.com	For Investors: John Hall 212-578-7888 John.A.Hall@metlife.com